EMPLOYMENT AGREEMENT

        This Employment Agreement (the "Agreement"), effective the 15th day of October, 2001 (the "Effective Date"), by and between Tyson Foods, Inc., a Delaware corporation, and any of its affiliates (hereinafter collectively referred to as "Employer"), and _ (hereinafter referred to as "Officer").

WITNESSETH:

        WHEREAS, Employer is engaged in a very competitive business, where the development and retention of extensive trade secrets and proprietary information is critical to future business success; and

        WHEREAS, Officer, by virtue of its employment with Employer, is involved in the development of, and has access to, this critical business information, and, if such information were to get into the hands of competitors of Employer, it could do substantial business harm to Employer; and

        WHEREAS, Employer has advised Officer that agreement to the terms of this Agreement, and specifically the non-compete and non-solicitation sections, is an integral part of this Agreement, and Officer acknowledges the importance of the non-compete and non-solicitation sections, and having reviewed the Agreement as a whole, is willing to commit to the restrictions as set forth herein;

        NOW, THEREFORE, Employer and Officer, in consideration of the above and the terms and conditions contained herein, hereby mutually agree as follows:

        1.      Duties. Officer shall perform the duties of or shall serve in such other capacity and with such other duties for Employer as Employer shall from time to time prescribe. Officer shall perform all such duties with diligence and thoroughness. Officer shall be subject to and comply with all rules, policies, procedures, supervision and direction of Employer in all matters related to the performance of Officer's duties.

        2.      Term of Employment. The term of employment shall be for a period of five (5) years, commencing on the Effective Date and terminating on the fifth anniversary of the Effective Date, unless terminated prior thereto in accordance with the provisions of this Agreement (the period from the Effective Date to the earlier of the fifth anniversary of the Effective Date or any earlier termination of employment is referred to herein as the "Period of Employment").

Notwithstanding any earlier termination of Officer's employment pursuant to this Agreement or the expiration of the Period of Employment, and in addition to other obligations that survive the Period of Employment, the obligations of Officer under Sections 8 (b), (c), (d), (e), (f), (g), (h), and (i) shall continue to apply after the Period of Employment, for the time periods specified in these sections.

        3.      Compensation. For the services to be performed hereunder, Officer shall be compensated by Employer during the Period of Employment at the rate of not less than ($ ) per year payable in accordance with Employer's payroll practices, and in addition may receive awards under Employer's annual bonus plan then in effect, subject to the discretion of the senior management of Employer. Such compensation will be subject to review from time to time when salaries of other officers and managers of Employer are reviewed for consideration of increases thereof.

        4.      Participation in Benefit Programs. Officer shall be entitled to participate in any benefit programs generally applicable to officers of Employer adopted by Employer from time to time.

        5.      Limitation on Outside Activities. Officer shall devote full employment energies, interest, abilities and time (except for personal investments) to the performance of obligations hereunder and shall not, without the written consent of the Chief Executive Officer or the General Counsel of the Employer, render to others any service of any kind or engage in any activity which conflicts or interferes with the performance of duties hereunder.

        6.      Ownership of Officer's Inventions.      All ideas, inventions, and other developments or improvements conceived by Officer, alone or with others, during Officer's Period of Employment, whether or not during working hours, that are within the scope of the business operations of Employer or that relate to any of the work or projects of the Employer, are the exclusive property of Employer. Officer agrees to assist Employer, at its expense, to obtain patents on any such patentable ideas, inventions, and other developments, and agrees to execute all documents necessary to obtain such patents in the name of the Employer.

        7.      Termination.

                (a) Voluntary Termination. Officer may terminate Officer's employment pursuant to this Agreement at any time by not less than one year's prior written notice to Employer. Officer shall not be entitled to any compensation from

Employer for any period beyond Officer's actual date of termination, and Officer's Stock Options and Deferred Stock Award (each as hereinafter defined) shall be treated as provided in Exhibit A. Officer shall not be entitled to a bonus for the fiscal year of the Employer in which such voluntary termination occurs.

                (b) Employer Voluntary Termination. Employer shall be entitled, at its election and with or without cause, to terminate Officer's employment pursuant to this Agreement upon written notice to Officer. Upon a voluntary termination by Employer, Employer shall continue to pay Officer at the rate and in the manner provided in Section 3 above for a period after such notice of termination equivalent to: (i) six (6) months if Officer has been employed by Employer for a period of five (5) years or more; or (ii) three (3) months if Officer has been employed by Employer for a period of less than five (5) years. In either event, Employer shall treat Officer's Stock Options as well as Deferred Stock Award as provided in Exhibit A, and Officer shall not be entitled to any bonus for the fiscal year of the Employer in which such voluntary termination by Employer occurs. During the time Officer is being compensated in lieu of continued employment, the Employer shall have the right, at its election, to (a) relieve the Officer from any and all duties effective the date of notice of termination, or (b) to require the Officer to perform services from time to time on behalf of the Employer.

                The Officer's eligibility to receive benefits under this Section 7(b), as well as under Section 4 of Exhibit A, shall be conditioned upon (i) the Officer's execution of a General Release and Separation Agreement, and (ii) the General Release and Separation Agreement becoming effective after the lapse of any permitted revocation period without such revocation rights being exercised by Officer.

                (c) Incapacity. If Officer is unable to perform Officer's duties pursuant to this Agreement by reason of death or permanent disability, Employer may terminate Officer's employment pursuant to this Agreement by thirty (30) days written notice to Officer. Officer's Stock Options and Deferred Stock Award in the event of a termination under this section shall be treated as provided in Exhibit A. In the event of Officer's death or total and permanent disability, Officer, or as applicable Officer's estate, shall receive a prorated bonus for the portion of time worked during the fiscal year of the Employer in which termination occurs, based upon the bonus received by Officer during the prior fiscal year.

        8. Confidential Information, Trade Secrets, Limitations on Solicitation and Non-Compete Clause.

            (a)       Officer shall receive, in addition to all regular compensation for services as described in Section 3 of this Agreement, as additional consideration for signing this Agreement and for agreeing to abide and be bound by the terms, provisions and restrictions of this Section 8, the following:

                  (i)       an award of shares of Tyson Foods, Inc. Class A Common Stock ("Common Stock") subject to the terms and conditions of a restricted stock agreement used by the Employer for awards to officers generally and containing such additional terms and conditions as specifically identified in Exhibit A, attached hereto and incorporated herein by this reference, having an aggregate value of ($ ) as further identified in Exhibit A; and

                  (ii)       a grant of options to purchase an aggregate of shares of Common Stock and, each year during the Period of Employment on an annual grant date specified by Employer, an annual grant of options to purchase shares of Common Stock, each subject to the terms and conditions of an option agreement used by the Employer for officers generally and containing such additional terms and conditions as specifically identified in Exhibit A, attached hereto and incorporated herein by this reference.

            (b)       Officer recognizes that, as a result of Officer's employment hereunder (and Officer's employment, if any, with Employer for periods prior to the Effective Date), Officer has had and will continue to have access to confidential information in multiple forms, electronic or otherwise, such confidential information including but not being limited to trade secrets, proprietary information, intellectual property, and other documents, data, and information concerning methods, processes, controls, techniques, formulas, production, distribution, purchasing, financial analysis, returns and reports (in addition if Officer is involved with marketing, sales or procurement Officer has had and will continue to have access to lists of customers, suppliers, livestock vendors, and accounts, other sensitive information and data regarding the customers, suppliers, vendors, services, sales, pricing, and costs of Employer which are highly confidential and constitute trade secrets or confidential business information) which is the property of and integral to the operations and success of Employer, and therefore agrees to be bound by the provisions of this Section 8, which Officer agrees and acknowledges to be reasonable and necessary to protect legitimate and important business interests and concerns of Employer. Officer acknowledges that the information referred to above has independent economic value from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use. Officer further acknowledges that Employer has taken all reasonable steps under the circumstances to maintain the secrecy and/or confidentiality of such information.

            (c)       Officer agrees that Officer will not divulge to any person, nor use to the detriment of Employer, nor use in any business or process of manufacture competitive with or similar to any business or process of manufacture of Employer, at any time during Period of Employment or thereafter, any of the trade secrets and/or other confidential information of the Employer, whether in electronic form or otherwise, without first obtaining the express written permission of Employer. A trade secret shall include any information maintained as confidential and used by Employer in its business, including but not limited to a formula, pattern, compilation, program, device, method, technique or process that has value, actual or potential, from its confidentiality and from not being readily ascertainable to others who could also obtain value from such information. For purposes of this Section 8, the compilation of information used by Employer in its business shall include, without limitation, the identity of customers and suppliers and information reflecting their interests, preferences, credit-worthiness, likely receptivity to solicitation for participation in various transactions and related information obtained during the course of Officer's employment with Employer.

            (d)       Officer agrees that at the time of leaving the employ of Employer, Officer will deliver to Employer, and not keep or deliver to anyone else, any and all originals and copies, electronic or hard copy, of notebooks, memoranda, documents, communications, and, in general, any and all materials relating to the business of Employer, or constituting property of the Employer. Officer further agrees that Officer will not, directly or indirectly, request or advise any customers or suppliers of Employer to withdraw, curtail or cancel its business with Employer.

            (e)       During Officer's Period of Employment with the Employer and for a period of one (1) year from the earlier of 1) the termination of Officer's employment for any reason whatsoever, or 2) the expiration of the Period of Employment (it is expressly acknowledged that this clause is intended to survive the expiration of the Period of Employment), Officer will not directly or indirectly, in the United States, participate in any Position in any business in Direct Competition with the business of the Employer. The term "Direct Competition," as used in this section, shall mean any business that directly competes against the line of business in which Officer was actively engaged during Officer's Period of Employment. The term "Position," as used in this section, includes a partner, director, holder of more than 5% of the outstanding voting shares, principal, executive, officer, manager or any employment or consulting position with an entity in Direct Competition with Employer, where Officer performs any duties which are substantially similar to those performed by the Officer during Officer's employment with Employer. Officer acknowledges that a "substantially similar" position shall include any position in which Officer might be able to utilize the valuable, proprietary and confidential information to which Officer was exposed during Officer's employment with Employer. It is acknowledged and agreed that the scope of the clause as set forth above is essential, because 1) a more restrictive definition of "Position" (e.g. limiting it to the "same" position with a competitor) will subject the Employer to serious, irreparable harm by allowing competitors to describe positions in ways to evade the operation of this clause, and substantially restrict the protection sought by Employer, and 2) by allowing the Officer to escape the application of this clause by accepting a position designated as a "lesser" or "different" position with a competitor, the Employer is unable to restrict the Officer from providing valuable information to such competing entity to the harm of the Employer.

            (f)       Officer recognizes that Officer possesses confidential information and trade secrets about other employees of Employer relating to their education, experience, skills, abilities, salary and benefits, and interpersonal relationships with customers and suppliers of Employer. Officer recognizes that the information Officer possesses about these other employees is not generally known, is of substantial value to Employer in securing and retaining customers and suppliers, and was acquired by Officer because of Officer's business position with Employer. Officer agrees that during Officer's Period of Employment hereunder, and for a period of three (3) years from the earlier of 1) the termination of Officer's employment for any reason whatsoever, or 2) the expiration of the Period of Employment (it is expressly acknowledged that this clause is intended to survive, if applicable, the expiration of the Period of Employment), Officer shall not, directly or indirectly, solicit or contact any employee or agent of Employer, with a view to or for the purposes of inducing or encouraging such employee or agent to leave the employ of Employer, for the purpose of being hired by Officer, any employer affiliated with Officer, or any competitor of Employer. Officer agrees that Officer will not convey any such confidential information or trade secrets about other employees to anyone affiliated with Officer or to any competitor of Employer.

            (g)       Officer acknowledges that the restrictions contained in this Section 8 are reasonable and necessary to protect Employer's interest in this Agreement and that any breach thereof will result in an irreparable injury to Employer for which Employer has no adequate remedy at law. Officer therefore agrees that, in the event that Officer breaches any of the provisions contained in this Section 8, Employer shall be authorized and entitled to seek from any court of competent jurisdiction (i) a temporary restraining order, (ii) preliminary and permanent injunctive relief, (iii) an equitable accounting of all profits or benefits arising out of such breach, and (iv) direct, incidental and consequential damages arising from such breach. Officer agrees to reimburse Employer for all reasonable legal fees and costs related to any actions taken by Employer to enforce Section 8.

            (h)       Employer and Officer have attempted to specify a reasonable period of time, a reasonable area and reasonable restrictions to which this Section 8 shall apply. Employer and Officer agree that if a court or administrative body should subsequently determine that the terms of this Section 8 are greater than reasonably necessary to protect Employer's interest, Employer agrees to waive those terms which are found by a court or administrative body to be greater than reasonably necessary to protect Employer's interest and to request that the court or administrative body reform this Agreement specifying a reasonable period of time and such other reasonable restrictions as the court or administrative body deems necessary. Further, Officer agrees that Employer shall have the right to amend or modify this Section 8 as necessary to comport with the determination of any court or administrative body that such Section in this or a similar agreement entered into by Employer with any other officer or manager of Employer is greater than reasonably necessary to protect Employer's interest.

            (i) Officer further agrees that this Section 8, as well as the Sections 12 and 13 relating to choice of law and forum for resolution, are integral parts of this Agreement, and that should a court fail or refuse to enforce the restrictions contained herein in the manner expressly provided in Sections 8(a) through 8(g) above, or to enforce the exclusive jurisdiction of the courts of Washington County, Arkansas, or to apply the laws of the State of Delaware to any determination, the Employer shall recover from Officer, and the court shall award to the Employer, the consideration (or a pro-rata portion thereof to the extent these provisions are enforced but the time frame is reduced beyond that specified above) provided to and elected by Officer under the terms of Section 8(a) above (or the monetary equivalent thereof), its cost and its reasonable attorney's fees. Officer acknowledges that such award is not intended as "liquidated damages" and is not exclusive to other remedies available to Employer. Instead such award is intended to ensure that Officer is not unjustly enriched as a result of retaining contract benefits not earned by Officer.

            9. Termination for Egregious Circumstances. Notwithstanding any other provision of this Agreement, including the terms of Section 7 hereof and Exhibit A hereto, Employer may, at its sole and absolute discretion, terminate this Agreement, and Officer's Period of Employment hereunder without any payment, liability or other obligation, in the event, (a) Officer engages in willful misconduct which results in injury to the Employer, or (b) Officer is convicted of a job-related felony or misdemeanor.

            10. Modification. This Agreement contains all the terms and conditions agreed upon by the parties hereto, and no other agreements, oral or otherwise, regarding the subject matter of this Agreement shall be deemed to exist or bind either of the parties hereto, except for any pre-employment confidentiality agreement that may exist between the parties. This Agreement cannot be modified except by a writing signed by both parties.

            11. Assignment. This Agreement shall be binding upon Officer, Officer's heirs, executors and personal representatives and upon Employer, its successors and assigns. Officer may not assign this Agreement, in whole or in part, without first obtaining the written consent of the Chief Executive Officer of Employer.

            12. Applicable Law. Officer acknowledges that this contract is performable at various locations throughout the United States and specifically performable wholly or partly within the State of Delaware and consents to the validity, interpretation, performance and enforcement of this Agreement being governed by the internal laws of said State of Delaware, without giving effect to the conflict of laws provisions thereof.

            13. Jurisdiction and Venue of Disputes. The courts of Washington County, Arkansas shall have exclusive jurisdiction and be the venue of all disputes between the Employer and Officer, whether such disputes arise from this

Agreement or otherwise. In addition, Officer expressly waives any right Officer may have to sue or be sued in the county of Officer's residence and consents to venue in Washington County, Arkansas.

            14. Severability. If, for any reason, any one or more of the provisions contained in this Agreement are held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.

            The Officer hereby (1) acknowledges that Officer has had an opportunity to review this Agreement, its attachments, and a copy of any documents incorporated herein, and (2) irrevocably appoints the Secretary for the time being of Tyson Foods, Inc. as Officer's attorney-in-fact, with full power of substitution in the premises, to take all action (including the transfer of Stock (as hereinafter defined) on the books of Tyson) on the undersigned's behalf necessary to effect any sale by the undersigned of any shares of the Stock sold in accordance with such terms and conditions.

             OFFICER HAS READ THE ABOVE AND HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING. OFFICER AGREES TO THE TERMS AND CONDITIONS CONTAINED HEREIN.

______________________________
(Officer)
______________________________
(Location)
______________________________
(Date)

Accepted this ____ day of _________________, 20___.

Tyson Foods, Inc.

By____________________________
Title___________________________

EXHIBIT A

Deferred Stock Award and Stock Option Terms

            Pursuant to the provisions of the Tyson Foods, Inc. Restricted Stock Bonus Plan, Officer has been awarded shares of Common Stock of Tyson Foods, Inc. as of (the "Award Date"). The shares described in the previous sentence are hereinafter referred to as the "Stock," "Deferred Stock" and "Deferred Stock Award". The Award Date shall be used to calculate the Mandatory Deferral Period (as defined below) for the Deferred Stock.

            During the period commencing on the Award Date and ending on the fifth anniversary date of the Award Date (the "Mandatory Deferral Period,") the shares of Stock shall not be sold, assigned, pledged, hypothecated or otherwise transferred or encumbered. The certificate representing such shares of Stock will be delivered to Officer or Officer's legal representative at the expiration of the Mandatory Deferral Period, unless Officer has previously made written election to defer receipt at such time. The Mandatory Deferral Period with respect to such shares of Stock will terminate at the close of business on the fifth anniversary of the Award Date, if Officer has not previously ceased to perform duties for Employer.

            In addition, pursuant to the Tyson Foods, Inc. 2000 Stock Incentive Plan, Officer will receive awards of stock options (the "Stock Options") during Officer's Period of Employment.

            Except as otherwise provided herein, if Officer ceases to be employed by Employer during the Mandatory Deferral Period, the shares of Stock and Stock Options will be treated in the manner described by the sections below:

      1.      Voluntary Termination - If Officer chooses to terminate Officer's employment with Employer for any reason, the shares of Stock will be forfeited by Officer. In the case of the Stock Options, all Stock Options which are vested on or prior to the date of termination shall be exercisable for a period of ninety (90) days from such termination date. All non-vested Stock Options, as well as Stock Options not exercised during such ninety (90) day period, shall be forfeited by Officer.

      2.      Incapacity - If Officer has ceased to perform duties for Employer by reason of death or total and permanent disability, the vesting of all shares of Stock covered under the Deferred Stock Award will be accelerated and the certificates representing such shares of Stock will be delivered to Officer or Officer's legal representative immediately. In the case of Officer's death or total and permanent disability, all non-vested Stock Options shall accelerate and become immediately exercisable. All Stock Options shall be exercisable by Officer (or, as applicable, the Officer's estate) for a period of one year from the date of death or disability, or, if earlier, the date such Stock Options expire by their own terms. In the event not exercised during the applicable time period, any remaining Stock Options shall be forfeited by the Officer.

      3.      Retirement - If Officer has ceased to perform duties for Employer by reason of retirement on or after reaching age 62, a) if 12 months or less has expired since the Award Date, all shares of Stock shall be forfeited by Officer, b) if at least 12 months and one day, but not more than three years, have expired since the Award Date, a number of shares of Stock will vest which number bears the same relation to all such shares of Stock as the number of full calendar months elapsed since the Award Date bears to 60, and the remaining shares of Stock shall be forfeited by Officer, and c) if more than three years has expired since the Award Date, vesting of all of the shares of Stock covered under the Deferred Stock Award shall be accelerated. In the case of an Officer who has received prorated vesting under subsection b) of this section 3, such shares shall be provided to Officer within thirty (30) days of Officer's retirement. In the case of an Officer who will receive a full grant under subsection c) of this section 3, such Officer's Stock shall be remitted to Officer in two increments, 1) within thirty (30) days of Officer's retirement, Officer shall receive a number of shares of Stock which bears the same relation to all such shares of Stock as the number of full calendar months elapsed since the Award Date bears to 60 (the "Initial Issuance"), and 2) the remaining Stock shall be delivered to Officer within thirty (30) days after the five year anniversary of the Effective Date of this Agreement (the "Final Issuance"). Officer's receipt of both the Initial Issuance as well as the Final Issuance shall be expressly conditioned on Officer's continued compliance with terms and conditions of Sections 8 (b), (c), (d), (e), (f), (g), (h), and (i) of this Agreement, all of which conditions shall continue for purposes of this section, notwithstanding any expiration date contained therein, until the date of the Final Issuance. In the event Officer, prior to the Initial Issuance or the Final Issuance, has violated such conditions, Officer's rights to the Stock as provided in this section 3 shall be immediately forfeited. Upon Officer's retirement on or after age 62, all non-vested Stock Options shall accelerate and become immediately exercisable. All Stock Options shall be exercisable by Officer for a period of one year from the date of retirement, or, if earlier, the date such Stock Options expire by their own terms. In the event not exercised during the applicable time period, any remaining Stock Options shall be forfeited by the Officer.

            4. Employer Voluntary Termination - If Officer is terminated by the Employer at its election other than for egregious circumstances (as described in Section 5 below), Officer's right to a number of shares shall vest, which number bears the same relation to all such shares of Stock as the number of full calendar months elapsed since the Award Date bears to 60, and the remaining shares of Stock shall be forfeited by Officer. Such shares shall be provided to Officer within thirty (30) days from the date of Officer's execution of a General Release and Separation Agreement. No distribution of shares shall be due if Officer refuses to sign or elects to revoke any executed General Release and Separation Agreement. Any such permitted revocation period must expire, in any event, prior to the date any payment hereunder is made. In the event of termination by Employer, all Stock Options which are vested on or prior to the date of such termination by Employer shall be exercisable for a period of ninety (90) days from such termination date. All non-vested Stock Options, as well as options not exercised during such ninety (90) day period, shall be forfeited by Officer.

      5.      Termination for Egregious Circumstances - If Officer's employment is terminated as provided in Section 9 of the Employment Agreement, the shares of Stock will be forfeited by Officer. In the case of the Stock Options, all Stock Options which are vested on or prior to the date of termination shall be exercisable for a period of ninety (90) days from such termination date. All non-vested Stock Options, as well as options not exercised during such ninety (90) day period, shall be forfeited by Officer.

            Amounts equal to any dividend declared during the Mandatory Deferral Period with respect to the number of shares of Stock covered by a Deferred Stock Award will be deferred and deemed to be reinvested in additional Deferred Stock. Except as set forth in the preceding sentence, Officer shall have none of the rights of a stockholder with respect to shares of Stock covered by the Deferred Stock Award until the shares of Stock are transferred to Officer.

            Upon the occurrence of any event above requiring Employer to distribute Stock to Officer, Employer may, at its sole discretion, elect to make a cash payment to Officer in lieu of such Stock distribution. In such event, the amount of the cash payment shall be determined by multiplying the number of shares of Stock by the closing per share price of Tyson Foods, Inc. Class A Common Stock on the date the Officer's right to such Stock vested.